Exhibit 99.2

e-biofuels, LLC

Comparative Balance Sheets

For the Years Ended

12/31/09 and 12/31/08

UNAUDITED

	31-Dec 2009	31-Dec 2008
ASSETS

Current Assets
Cash	$449,365	$49,883
Accounts Receivable	162,983	249,021
Inventories	87,665	166,131
Prepaids	38,225	86,490

Total Current Assets	$738,238	$551,525

Property, Plant & Equipment
Fixed Assets	10,750,084	10,215,617
	10,750,084	10,215,617
Less: accumulated DD&A	(1,459,030)	(796,282)

Net property, plant & equipment	9,291,054	9,419,335

Other Assets	—	—

Total Assets	$10,029,292	$9,970,860

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$3,206,258	$1,976,304
Accrued expenses	2,345,038	830,231
Notes payable-current portion	11,278,908	—
Notes payable- related parties	89,211	—
Line of credit	—	3,248,397
Total current liabilities	16,919,415	6,054,932

Long Term Liabilities
Senior debt	2,306,547	10,795,262
Long Term Notes	1,406,947	1,453,956

Total long term liabilities	3,713,494	12,249,218

STOCKHOLDERS’ EQUITY
Paid In Capital	(745,925)	(343,231)
Retained Deficit	(9,857,692)	(7,990,059)
Treasury Stock	—	—

Total Stockholders’ Equity	(10,603,617)	(8,333,290)

Total Liabilities and Stockholders’ Equity	$10,029,292	$9,970,860

e-biofuels, LLC

Income Statement

For the fiscal years ending

12/31/08 and 12/31/09

UNAUDITED

	Fiscal Year Ending 12/31/2009	Fiscal Year Ending 12/31/2008
Operating income:
Biofuels Revenue	$20,433,951	$45,002,187

Total operating income	20,433,951	45,002,187

Operating expenses:
Biofuels Expenses	18,739,743	44,120,402
General and administrative expenses	1,604,139	2,831,776
Depreciation, depletion and amortization	698,286	564,579

Total operating expenses	21,042,168	47,516,757

Gain/ Loss from operations	(608,217)	(2,514,570)

Other income(loss):
Interest expense	(898,061)	(1,065,761)
Interest income	—	4,370
Amortization of loan fees	—	(40,000)
Other income (expense)	(458,650)	(2,956,643)
Gain (loss) on sale of assets	—	—

Total other income and (expense)	(1,356,711)	(4,058,034)

Net income (loss) before income taxes	(1,964,928)	(6,572,604)

Provision for income taxes:	—	—
Net Income (Loss)	$(1,964,928)	$(6,572,604)